Perma-Fix Completes Sale of Dayton Industrial Facility for $2.1 Million

ATLANTA - March 17, 2008 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced that it has completed the sale of Perma-Fix of Dayton, Inc., one of the company’s Industrial Segment facilities located in Dayton, Ohio, to OGM, LTD. for approximately $2.1 million in cash, subject to certain possible working capital adjustments within 90 days of closing, and the assumption of certain liabilities. OGM, LTD. is an environmental services company located in Columbus, Ohio.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "The sale of Perma-Fix of Dayton marks the second industrial facility we have sold this year. We are moving forward with the planned sale of our remaining facilities in a systematic way, in order to maximize value from these assets. We plan to use the proceeds of this transaction to further enhance our balance sheet as we concentrate our efforts on the growth opportunities within our Nuclear Segment."

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, divestiture of other facilities within our Industrial Segment, planned sale of our remaining facilities within our Industrial Segment in a systematic way in order to maximize value from these assets and once we complete the divestiture of our Industrial Segment it should enhance our balance sheet and allow us to focus our efforts on the opportunities within the Nuclear Segment. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2006 Form 10-K and the Forward-Looking Statements discussed in our Forms 10-Q for the quarter ending March 31, 2007, June 30, 2007, and September 30, 2007. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 31